Exhibit 10.1

May 23, 2006

Gregg A. Waldon

13799 Candice Lane

Eden Prairie, MN  55346

Dear Gregg,

I am very pleased to offer you the position of Chief Financial Officer of SoftBrands reporting to me pursuant to the following terms and conditions:

Compensation:

•                  Employment to begin on June 2, 2006.

•                  Your annualized base salary will be $265,000 payable twice monthly at $11,041.67 per pay period on the15th and the end day of the month.

•                  You are eligible to participate in the SoftBrands Executive Compensation plan as outlined below:

•                  For the remainder of fiscal year 2006, a transition bonus of $30,000.  This will be paid on October 15, 2006 should you be actively employed with SoftBrands at that time.

•                  For fiscal year 2007, at 100% of target, you will be eligible to earn an additional $132,500 incentive compensation.  In this position, you are also eligible to participate in an Executive Profit Sharing plan.  The details of the incentive compensation and the Executive Profit Sharing plan will be provided in September of 2006.

•                  You will be granted the option to purchase 300,000 shares of SoftBrands stock with a grant date subject to your start date of June 2, 2006.  Details of the plan will be provided upon approval.

Benefits:

•                  Vacation in accordance with Company policy.

•                  Medical, dental and life/disability coverage under SoftBrands standard employee benefit plan (summary of plan enclosed).  There is a waiting period before coverage under the medical plan becomes effective.  If employment begins on the date set forth above, medical coverage (if you elect to enroll in the Plan) will be effective July 1, 2006.

•                  Participation in the SoftBrands 401K Salary Savings Plan.  If employment begins on the date set forth in item one above, you will be eligible to enroll in the 401k Salary Savings Plan on July 1, 2006.

Enclosed is a copy of SoftBrands “Employee Invention and Proprietary Information Agreement” and the SoftBrands Corporate Compliance agreements for your review and execution prior to commencing employment.

This offer of employment is valid through May 30, 2006.  If we have not received your signed acceptance of this employment offer on or before this date, this employment offer is null and void.  This written offer of employment constitutes the entire understanding of the parties, supersedes all prior discussions, representations and understandings, and is contingent upon successful completion of a background check, receipt of your signed Employee Invention and Proprietary Information Agreement and the SoftBrands Corporate Compliance documents.

Employees are expected to conform to the rules and regulations of SoftBrands.  Employment and compensation may be terminated or changed at any time by the Company, with or without cause or notice.  Other than this offer letter no other terms or conditions apply to your employment.

Gregg, we are truly excited about the possibility of you joining SoftBrands and know that you will find this position to be both challenging and rewarding.  Please acknowledge your acceptance by signing the original and enclosed copy of this letter as well as the enclosed Employment Agreement and returning the originals to Jocelyn Miller in the Human Resources Department.

Sincerely,

SoftBrands

/s/ RANDAL B. TOFTELAND
Randal B. Tofteland
Chief Executive Officer

Accepted:	/s/ GREGG A. WALDON	Date:	5/30/06
Gregg A. Waldon

cc: Corporate Human Resources